Exhibit 99.1

Investor Relations: Raul Jacob (602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

February 6, 2014 - Southern Copper Corporation (NYSE and BVL: SCCO)

•                  Fourth quarter 2013 (“4Q13) net sales were $1,535.2 million, 10.9% higher than in 3Q13 mainly due to an increase in sales volumes for copper (+10.5%), molybdenum (+24.2%), silver (+9.7%) and higher market prices for copper (+1.5%), molybdenum (+2.6%) and zinc (+3.6%). Year 2013 (“Y2013”) net sales were $5,952.9 million

•                  EBITDA in 4Q13 was $723.9 million (47.2% margin), 5.8% higher than in 3Q13. EBITDA in Y2013 was $2,945.1 million (49.5% margin).

•      Net income in 4Q13 was $406.2 million (26.5% of sales) 18.0% higher than net income in the 3Q13 due to higher production and metal prices. Net Income in Y2013, was $1,618.5 million (27.2% of sales).

•      Mine production increased by 10,069 tons or 6.5% in 4Q13 compared with 3Q13, mainly due to the restoration of Buenavista’s mine production after a flood disruption earlier this year and higher Toquepala and La Caridad production due to higher grades and recoveries.  Molybdenum and silver production also increased 23.2% and 8.7% in 4Q13 compared with 3Q13.

For the year 2013 total copper production was 637,068 tons.  Molybdenum and zinc production increased by 8.7% and 10.6% in 2013 compared with 2012. The 2013 molybdenum production includes a new record mark of 11,742 tons at our La Caridad mine and 359 tons from the first production of the new molybdenum plant at Buenavista. The zinc production increase was due to full year production at the Santa Eulalia mine after prior years flood disruptions.

For 2014 we expect to produce 672,400 tons of copper and record molybdenum production of 21,500 tons.

•      Operating cash cost of copper before by-product credits was $1.899 per pound in 4Q13, compared with $1.787 per pound in 3Q13, an increase of 6%, mainly due to increases in labor, fuel, power and operating material cost.  Operating cash cost per pound net of by-product credits was $1.001 in 4Q13, compared to $0.981 in 3Q13. Better prices and volumes for by-products partially offset 4Q13 copper costs increases.  For the year 2013 operating cash cost per pound of copper before and net of by-product credit were $1.916 and $0.996, respectively.

•      Capital expenditures were a new record of $1,703.3 million for Y2013, over $650 million higher than the prior mark set in Y2012, and represents 105.2% of net income.

Our growth program to develop the full production potential of Southern Copper is in full steam. For 2014, we plan to invest $2.3 billion in capital projects, an increase of $600 million when compared to 2013 figures and 142% of last year’s net income.  As we have previously reported, our investment program aims to increase copper production capacity by 2017 in approximately 87% from 630,000 tons to 1,175,000 tons.

FOURTH QUARTER AND 2013 RESULTS	SOUTHERN COPPER

•      Buenavista Projects. We continue developing of our $3.4 billion investment program at this unit. We expect to increase by 2015 Buenavista’s total production capacity from 180,000 tons to 488,000 tons, a 171% increase. As part of the expansion program, we will initiate in 2Q14 copper production of our 120,000 ton capacity SX/EW III plant.  Also, in 2014 it will be the first year of full production of our 2,000 capacity molybdenum plant at this unit.

•      Tia Maria Project. In the 4Q13 we successfully held the two work-shops and the public hearing required as part of the approval process for the project’s new Environmental Impact Assessment (EIA). We expect to receive approval of the EIA by the end of 2Q14. Considering this time line, the Tia Maria project is expected to start-up production late in 2016. The project capacity is 120,000 tons of copper per year.

•      Toquepala expansion. The project continues progressing favorably after having reached agreements with local communities.  With an estimated cost of $1,050 million, this project will increase annual production of Toquepala by 100,000 tons of copper and 3,100 tons of molybdenum.

•      Mexican tax law changes. In December 2013, the Mexican Congress enacted tax law changes that became effective on January 1, 2014. The changes are not expected to have a significant impact on the financial condition of the Company. The 7.5% mining royalty on taxable EBITDA, assuming a copper price of $3.50 per pound, will have an estimated net impact of $53 million; the additional royalty of 0.5% of net sales value of gold, silver and platinum will not be relevant. The elimination of the tax consolidation will have a one-time impact of $4 million. The change in the method used to determine water rights will represent an additional payment of $20 million per year and the new environmental tax on the sale and importation of fossil fuels will have annual estimated cost of $6 million.

•      World Finance recognition. In November 2013, World Finance, an international business magazine, recognized our 2012 $1.5 billion fixed-rate senior unsecured notes as the best mining debt issuance of the year.  The notes were issued in two tranches, $300 million due in 2022 at an annual interest rate of 3.5% and $1.2 billion due in 2042 at an annual interest rate of 5.25%.  At the time, these interest rates were the lowest obtained by any BBB rated Latin-American debt issuer with maturities of 10 and 30 years.

•      On January 30, 2014, the Board of Directors authorized a dividend of $0.12 per share payable on March 4, 2014, to shareholders of record at the close of business on February 18, 2014.

Commenting on the Company’s results and outlook, Mr. German Larrea, Chairman of the Board, said “We are optimistic about the current economic scenario. The United States, Europe and Japan, which together represent about 54% of the world GDP, have shown signs of the beginning of a period of synchronized economic growth that is increasing direct and indirect demand for copper.  We think that the sustained recovery of these major economies in conjunction with the increase in Chinese copper imports of 6.5% y/y will reduce the chance of an oversupply in the copper market in 2014.

Furthermore, we are glad to report that there is encouraging progress in our Tia Maria project.  Meetings and work-shops required as pre-conditions for EIA approval were successfully held in the fourth quarter.  We are currently working in harmony with the local communities and the governmental authorities to expedite the completion of this important project.  I am hopeful that this is the beginning of many new developments in Peru that will benefit the country, our Company and the community.”

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FOURTH QUARTER AND 2013 RESULTS	SOUTHERN COPPER

	Fourth Quarter					Twelve Months
			Variance					Variance
	2013	2012	$		%	2013	2012	$		%
	(in millions except per share amount and %s)
Sales	$1,535.2	$1,651.1	$(115.9)		(7.0)%	$5,952.9	$6,669.3	$(716.4)		(10.7)%
Cost of sales	766.3	708.6	57.7		8.1%	2,871.3	2,769.2	102.1		3.7%
Legal fees AMC	—	—	—		—	—	316.2	(316.2)		(100.0)%
Operating income	615.9	812.6	(196.7)		(24.2)%	2,532.1	3,108.9	(576.8)		(18.6)%
EBITDA(1)	723.9	894.4	(170.5)		(19.1)%	2,945.1	3,456.5	(511.4)		(14.8)%
EBITDA margin	47.2%	54.2%	(7.0	)pp	(12.9)%	49.5%	51.8%	(2.3	)pp	(4.4)%
Net income	$406.2	$531.8	$(125.6)		(23.6)%	$1,618.5	$1,934.6	$(316.1)		(16.3)%
Net income margin	26.5%	32.2%	(5.8	)pp	(17.9)%	27.2%	29.0%	(1.8	)pp	(6.3)%
Income per share	$0.48	$0.63	$(0.14)		(23.0)%	$1.92	$2.28	$(0.36)		(15.8)%
Capital expenditures	512.8	386.0	126.8		32.8%	1,703.3	1,051.9	651.4		61.9%
Exploration	17.0	14.1	2.9		20.6%	51.0	47.9	3.1		6.5%

Capital Expenditures

Capital expenditures were a record of $1,703.3 million for Y2013, 61.9% higher than Y2012. The increase reflects the strong Company commitment to our expansion program of which we have spent $2.7 billion in the years 2012-13.  In 2014, we will continue our investment program to increase copper production capacity by approximately 87% by 2017, from 630,000 tons to 1,175,000 tons.  In addition to our ongoing capital maintenance and replacement spending, our principle capital programs include the following:

Projects in Mexico

Buenavista Projects.- The new concentrator with molybdenum circuit project includes a concentrator with an estimated annual production capacity of 188,000 tons of copper and a second molybdenum plant with a 2,600 ton capacity. In addition, the project is expected to produce annually 2.3 million ounces of silver and 21,000 ounces of gold. The total capital budget of the project is $1,383.6 million and through December 31, 2013 has a 62.9% progress with an investment of $544.9 million. The project is expected to be completed in the first half of 2015. Four of the six ball mills acquired for the project have been installed; we are currently in the process of installing the remaining two.

Regarding the mine equipment acquisition for Buenavista expansion, through December 31, 2013 we have spent $481.7 million of a total budget of $504.8 million and have received 60 of 61 trucks, the seven shovels and the eight drills required.

The SX/EW III project is moving forward to completion with an overall progress of 81.6% at December 31, 2013. The total capital budget of the project is $444.0 million of which we have spent $373.6 million through December 31, 2013. The project production capacity is 120,000 tons of copper cathodes per year and it is expected to start operating in April 2014.

Quebalix IV change in scope. As was previously reported, this project will improve the SX/EW copper production by increasing recovery and reducing hauling cost, as well as processing time. Recently, the Company has analyzed the Quebalix IV project crushing capacity and found that by increasing it from 40 to 80 million tons per year, we will eliminate the need for an additional

(1) http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx

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FOURTH QUARTER AND 2013 RESULTS	SOUTHERN COPPER

Quebalix facility in the future and operate at a lower unit cost (from $5.33 to $4.25 per ton processed). On January 30, 2014, the SCC Board approved the described change in scope, increasing the total capital budget of the project by $100 million, to $340 million. The project is expected to be completed in the first half of 2015.

The remaining projects to complete the $3.4 billion budgeted program include important investments in infrastructure, land acquisition and other facilities at Buenavista.

Peruvian projects:

Toquepala Projects.-  Through December 31, 2013, we have spent a total $288.5 million on Toquepala projects. These projects include the construction of a new crusher and conveyor belt system to replace current mine rail haulage, which we expect will reduce annual operating cost by approximately $5.5 million.

Cuajone Projects.-  Through December 31, 2013, we have spent $146 million of a total budget of $157 million on two projects to increase productivity through technological improvements in this unit: (i) the Variable Cut-off Ore Grade project and (ii) the HPGR project.

A Cuajone production increment of 6.2% in 2013 shows the results of the variable cut-off ore grade project, which was completed in 1Q13 at a cost of $112 million. The HPGR project, which will produce a more finely crushed material, is currently in the ramping up stage and we expect to reach full capacity during the first quarter 2014. The project will generate cost savings improving copper recovery and reducing power consumption in the crushing process. The total project budget is $45 million of which we have spent $34 million as of December 31, 2013.  We expect that both projects will be at full capacity by the first half 2014.

The project to improve slope stability at the south area of the Cuajone mine, will remove approximately 148 million tons of waste material in order to improve the mine design without reducing our actual production level. The mine equipment acquired includes one shovel, five trucks, one drill and auxiliary equipment. Besides preparing the mine for the future, this investment will avoid a reduction in average ore grade between 2014 and 2018.  At December 31, 2013, we have spent $59.4 million of a total budget of $65.1 million.

Conference Call

The Company’s fourth quarter earnings conference call will be held on Friday, February 7, 2014, beginning at 11:00 A.M. — EST (11:00 A.M. Lima and 10:00 A.M. Mexico City).

To participate:

Dial-in number:	888-771-4371 in the U.S.
847-585-4405 outside the U.S.
Raul Jacob, SCC Vice President, Finance & CFO
Conference ID:	36644416 and “Southern Copper Corporation Fourth Quarter 2013 Earnings Results”

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FOURTH QUARTER AND 2013 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2013	3.60	3.60	11.28	0.92	30.03	1,630.47
2Q 2013	3.24	3.25	10.80	0.83	23.10	1,413.65
3Q 2013	3.21	3.23	9.36	0.84	21.39	1,327.54
4Q 2013	3.24	3.28	9.60	0.87	20.77	1,272.47
Average 2013	3.32	3.34	10.26	0.87	23.82	1,411.03

1Q 2012	3.77	3.78	14.10	0.92	32.69	1,690.84
2Q 2012	3.57	3.55	13.65	0.87	29.45	1,610.76
3Q 2012	3.50	3.53	11.67	0.86	30.05	1,654.80
4Q 2012	3.59	3.60	11.05	0.89	32.56	1,718.89
Average 2012	3.61	3.61	12.62	0.88	31.19	1,668.82

Variance: 4Q13 vs. 3Q13	0.9%	1.5%	2.6%	3.6%	(2.9)%	(4.1)%
Variance: 4Q13 vs. 4Q12	(9.7)%	(8.9)%	(13.1)%	(2.2)%	(36.2)%	(26.0)%
Variance 2013 vs. 2012	(8.0)%	(7.5)%	(18.7)%	(1.1)%	(23.6)%	(15.4)%

Source:  Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide

Production and Sales

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	%	2013	2012	%
Copper (tons)
Mined	165,062	163,799	0.8%	617,019	637,679	(3.2)%
3rd party concentrate	1,846	1,290	43.1%	20,049	14,122	42.0%
Total production	166,908	165,089	1.1%	637,068	651,801	(2.3)%
Smelted	116,766	148,434	(21.3)%	545,082	558,998	(2.5)%
Refined	131,401	138,411	(5.1)%	577,618	550,503	4.9%
Rod	27,194	31,147	(12.7)%	126,800	120,791	5.0%
Sales	168,358	161,309	4.4%	627,032	641,664	(2.3)%

Molybdenum (tons)
Mined	5,848	4,526	29.2%	19,897	18,297	8.7%
Sales	5,852	4,503	30.0%	19,939	18,221	9.4%

Zinc (tons)
Mined	23,854	23,298	2.4%	99,372	89,884	10.6%
Refined	25,976	26,102	(0.5)%	97,692	93,542	4.4%
Sales	25,882	26,525	(2.4)%	99,129	93,392	6.1%

Silver (000s ounces)
Mined	3,643	3,383	7.7%	13,513	13,644	(1.0)%
Refined	3,593	3,405	5.5%	15,572	13,867	12.3%
Sales	4,134	3,857	7.2%	16,582	16,232	2.2%

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FOURTH QUARTER AND 2013 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	VAR %	2013	2012	VAR %
	(in millions, except per share amount)

Net sales:	$1,535.2	$1,651.1	(7.0)%	$5,952.9	$6,669.3	(10.7)%
Operating cost and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	766.3	708.6	8.1%	2,871.3	2,769.2	3.7%
Selling, general and administrative	25.6	26.7	(4.1)%	102.6	101.3	1.3%
Depreciation, amortization and depletion	110.4	89.1	23.9%	395.9	325.8	21.5%
Exploration	17.0	14.1	20.6%	51.0	47.9	6.5%
Legal fees related to SCC shareholders derivative lawsuit	—	—	—	—	316.2	(100.0)%
Total operating costs and expenses	919.3	838.5	9.6%	3,420.8	3,560.4	(3.9)%

Operating income	615.9	812.6	(24.2)%	2,532.1	3,108.9	(18.6)%

Interest expense, net of capitalized interest	(43.5)	(54.3)	(19.9)%	(196.6)	(172.4)	14.0%
Other income (expense)	(2.4)	(7.3)	(67.1)%	17.1	21.8	(21.6)%
Interest income	4.2	4.0	5.0%	20.0	15.2	31.6%
Income before income tax	574.2	755.0	(23.9)%	2,372.6	2,973.5	(20.2)%
Income taxes	172.4	232.3	(25.8)%	769.3	1,080.9	(28.8)%
Net income before equity earnings of affiliate	401.8	522.7	(23.1)%	1,603.3	1,892.6	(15.3)%
Equity earnings of affiliate	5.7	10.5	(45.7)%	20.9	48.7	(57.1)%
Net Income	407.5	533.2	(23.6)%	1,624.2	1,941.3	(16.3)%

Less: Net income attributable to non- controlling interest	1.3	1.4	(7.1)%	5.7	6.7	(14.9)%

Net Income attributable to SCC	$406.2	$531.8	(23.6)%	$1,618.5	$1,934.6	(16.3)%
Per common share amounts:
Net income attributable to SCC common shareholders — basic and diluted	$0.48	$0.63	(23.0)%	$1.92	$2.28	(15.8)%
Dividends paid	$0.12	$2.75	(95.6)%	$0.68	$4.06	(83.2)%

Weighted average shares outstanding (Basic and diluted)	838.3	845.6		842.7	848.3

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FOURTH QUARTER AND 2013 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,	December 31,
	2013	2012
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,672.7	$2,459.5
Short-term investments	208.3	134.3
Accounts receivable	597.8	752.0
Inventories	693.9	696.1
Other current assets	238.4	259.4
Total current assets	3,411.1	4,301.3

Property, net	6,476.2	5,156.7
Related parties receivable	161.2	184.0
Leachable material, net	395.2	249.4
Intangible assets, net	110.2	109.3
Deferred income tax	319.5	205.9
Other assets	256.4	177.1
Total assets	$11,129.8	$10,383.7

LIABILITIES
Current liabilities:
Current portion of long-term debt	$—	$10.0
Accounts payable	500.7	475.5
Income taxes		12.2
Accrued workers’ participation	192.4	266.6
Other accrued liabilities	90.4	92.8
Total current liabilities	783.5	857.1

Long-term debt	4,204.9	4,203.9
Deferred income taxes	164.3	141.4
Other liabilities	290.4	274.0
Asset retirement obligation	124.8	118.2
Total non-current liabilities	4,784.4	4,737.5

EQUITY
Stockholders’ equity:
Common stock	3,349.2	3,329.8
Treasury stock	(1,216.6)	(918.8)
Accumulated comprehensive income	3,401.1	2,354.1
Total stockholders’ equity	5,533.7	4,765.1
Non-controlling interest	28.2	24.0
Total equity	5,561.9	4,789.1

Total Liabilities and equity	$11,129.8	$10,383.7

As of December 31, 2013 and 2012 there were 835.3 million, 845.6 million shares outstanding, respectively.

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FOURTH QUARTER AND 2013 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
	(in millions)

OPERATING ACTIVITIES
Net income	$407.5	$533.2	$1,624.2	$1,941.4
Depreciation, amortization and depletion	110.4	89.1	395.9	325.7
Payment of legal fees — SCC shareholder derivative lawsuit	—	(316.2)	—	(316.2)
Cash used for operating assets and liabilities	80.4	(98.7)	(59.1)	18.7
Other, net	(99.0)	(0.6)	(94.1)	34.4
Net cash provided from operating activities	499.3	206.8	1,866.9	2,004.0

INVESTING ACTIVITIES
Capital expenditures	(512.8)	(386.0)	(1,703.3)	(1,051.9)
Sale (purchase) of short-term investment, net	155.2	245.4	(74.0)	387.6
Other, net	(0.6)	9.8	17.7	(4.3)
Net cash used for investing activities	(358.2)	(130.8)	(1,759.6)	(668.6)

FINANCING ACTIVITIES
Debt incurred (repaid), net	(5.0)	1,472.5	(10.0)	1,467.5
SCC shareholder derivative lawsuit	—	2,108.2	—	2,108.2
Dividends paid	(100.8)	(2,326.1)	(573.8)	(3,140.0)
Distributions to non-controlling interest	(0.3)	(1.4)	(1.4)	(3.6)
SCC common shares buyback	(157.4)	(15.0)	(281.4)	(147.3)
Other	5.3	(7.4)	6.4	(6.7)
Net cash used for financing activities	(258.2)	1,230.8	(860.2)	278.1

Effect of exchange rate changes on cash	(5.5)	(5.1)	(33.9)	(2.1)

Increase (decrease) in cash and cash equivalents	$(122.6)	$1,301.7	$(786.8)	$1,611.4

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FOURTH QUARTER AND 2013 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry.  The Company is a NYSE and Lima Stock Exchange listed company that is 82.5% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 17.5% ownership interest is held by the international investment community.  The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegación Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 33 — PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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